Exhibit (b)(2)
A/S Dampskibsselskabet TORM
Terms and Conditions

     This term sheet is an offer from HSH Nordbank AG and Danske Bank A/S to provide the financing set forth below. HSH Nordbank AG and Danske Bank A/S are collectively referred to as the “Lenders”. The making of any commitment or offer to commit by the Lenders is subject to completion of due diligence and completion of legal documentation in form and substance acceptable to the Lenders. The information contained herein is made available on a confidential basis and may not be provided to any third party without the prior written consent of the Lenders.

Preamble	A/S Dampskibsselskabet TORM (“Torm”) and Teekay Shipping Corporation (“Teekay”) are attempting to purchase all outstanding shares in OMI Corporation (“OMI”) and contemplates to launch a friendly bid. In connection with this bid, Torm and Teekay will establish a jointly owned Marshall Islands entity as a bidding vehicle (“Bidco”) which will be the acquiring entity. Bidco will be funded by shareholder loans from Torm and Teekay. It is contemplated that Torm and Teekay will each own 50% of Bidco (there will be no other owners of Bidco than Torm and Teekay).

Borrower	Torm (a company incorporated in Denmark)

Arrangers and	HSH Nordbank AG (“HS”) and Danske Bank A/S (“Danske Bank”) with

Underwriters	50% each.

Lenders	HSH and Danske Bank

Administrative Agent	Danske Bank

Credit Facility	Term loan.

Facility Amount	Up to US$700,000,000.

Use of Proceeds	The Credit Facility shall be solely used to lend to Bidco as shareholder loans, for the ultimate purpose of the acquisition by Bidco of shares in OMI.

Closing Date	The first drawing under the Credit Facility shall be no later than 31st July 2007.

Maturity Date	The Credit Facility shall be repaid to zero 364 days from the date of signing the Credit Facility Documentation.

Availability Period	The Credit Facility shall be available up to 30 days before the Maturity Date. Should no purchase of OMI shares occur during this period, the Credit Facility shall cease to be available.

Drawdown	the Credit Facility shall be available for drawing as per Schedule 1 herein.

Certain Funds	Subject to the fulfillment of certain Conditions Precedent to be agreed on, and subject to no Event of Default (with certain exceptions to be agreed on), the Credit Facility will be made available for a period of 6 months from the signing of the Credit Facility Documentation (the “Certain Funds Period”) in order for Torm/Bidco to complete the public offer. No Material Adverse Effect clause shall be applicable during the Certain Funds Period.

Voluntary Prepayments	The Facility may be reduced or prepaid in whole or in part subject to the following:
i)	The Lenders shall receive from the Borrower not less than three business days prior notice of such reduction or prepayment, which is to be irrevocable.

ii)	The amount of such reduction or prepayment is to be not less than US$10,000,000 and integral multiples of US$1,000,000 thereafter; and

iii)	Each reduction or prepayment shall be made together with accrued interest and/or Commitment Fee, as appropriate, on the amount reduced or prepaid and if made on a date other than an interest payment date any interest breakage costs, where applicable will be for the account of the Borrower. Amounts prepaid or reduced cannot be re-borrowed.

Mandatory Prepayments	Change of control in respect to Torm is a mandatory prepayment event. Torm’s part of dividends from OMI or Bidco shall be considered as a mandatory prepayment event in respect of such amounts and the Facility Amount shall be reduced by the amount of such dividend. Provided such dividends do not in aggregate amount to USD 25 million during the tenor of the Credit Facility, such dividends shall not be considered to be treated as a mandatory prepayment event.

Margin	0.50% p.a.

Interest Rate	US$ LIBOR plus the Margin per annum.

Interest Period	1, 2, or 3 or 6 months at the Borrower’s option.Interest shall be payable on the last day of an interest period.

Default Rate	With respect to any amounts not paid when due, whether by acceleration or otherwise, the applicable Interest Rate plus 2% per annum.

Commitment Fee	0.25% p.a.
Commitment Fee is calculated on the unused daily available portion of the Credit Facility and payable quarterly in arrears.
(i)	The Commitment Fee shall not apply if the Credit Facility is not drawn within three months of the date of signing the Credit Facility Documentation; and

(ii)	If the Credit Facility is drawn within three months of the date of signing the Credit Facility Documentation, the Commitment Fee shall apply thereafter, and shall further retrospectively apply for the entire period from the date of signing the Credit Facility Documentation to first drawdown.

Upfront Fee	0.05% of the Facility Amount, payable to the Lender upon signing of the Credit Facility Documentation. A further 0.15% of the Facility Amount shall be payable to the Lender upon the first drawing of the Credit Facility.

Agent Fee	To be agreed in separate letter.

Security	The Credit Facility shall have the following Security:

i)First priority pledge/assignment over all shareholder loans from Torm to Bidco; and

ii)Negative pledge over shares in OMI and Bidco.

Facility Documentation	The Credit Facility shall be governed by a credit facility agreement and security documentation to be prepared by Legal Counsel to the Lenders.

Financial	The following financial covenants shall apply:
Covenants
(i)	Equity Ratio. Torm’s equity ratio, being the consolidated book value of equity divided by total consolidated book value of the assets of Torm, shall be greater than 25%;

(ii)	Cash and Cash Equivalents. Torm shall on a consolidated basis have Cash and Cash Equivalents of a minimum of US$25,000,000;

(iii)	Equity. Torm’s consolidated book equity shall be greater than DKK 1,250,000,000; and

(iv)	Compliance Certificate. At the request of a Lender, Torm shall forward a compliance certificate to the Administrative Agent no later than 30 days after the end of each quarter confirming compliance with the financial covenants and confirming no breach thereof is reasonably anticipated.

Conditions Precedent	Standard conditions precedent satisfactory to the Lenders, including but not limited to:
(i)	receipt of satisfactory organizational documents and resolutions (including in respect of Bidco);

(ii)	receipt of satisfactory legal opinions;

(iii)	receipt of drawdown notice by the Lenders;

(iv)	all representations being true and correct;

(v)	no Event of Default at the Closing Date:

(vi)	absence of defaults and prepayment events or creation of liens under debt instruments or other agreements as of date of drawdown as a result of the transaction contemplated hereby;

(vii)	receipt of duly executed documentation and perfection of security;

(viii)	receipt of joint-bid-agreement with Teekay in respect of Bidco (and other material/relevant agreements relating thereto) setting forth the agreement relating to the establishment of Bidco, the day-to-day business of Bidco and OMI and the proposed split of assets of OMI between Torm and Teekay;

(ix)	receipt of terms for shareholders’ loans to Bidco;

(x)	receipt of Bidco’s bid for OMI shares together with proposed transaction/merger agreement between Bidco and OMI;

(xi)	evidence that Teekay has a committed offer in respect of the financing in relation to Bidco;

(xii)	evidence that Bidco/OMI has committed facilities from HSH and Danske Bank in the total amount of minimum USD 590 million for the purpose of refinancing existing debt of OMI; and

(xiii)	receipt of financial and legal due diligence reports made on behalf of the Borrower and reliance letters to the Lenders from the providers of such due diligence reports.

For the first drawing it is also a condition precedent, that Bidco immediately after the advance will own more than 50% of the shares in OMI so that a voluntary squeeze-out procedure can be commenced.

Representations	Standard representations and warranties, including but not limited to:
and Warranties
(i)	incorporation;

(ii)	corporate power and authority;

(iii)	legal, binding and enforceable obligations;

(iv)	no conflict; (v) no defaults;

(vi)	no litigation;

(vii)	tax compliance;

(viii)	no immunity;

(ix)	no withholding;

(x)	solvency;

(xi)	ownership of assets;

(xii)	certain representations in respect of Bidco;

(xiii)	transaction documents;

(xiv)	no material adverse change;

(xv)	disclosure of material facts;

(xvi)	accuracy of information; and

(xvii)	no money laundering.

Repetition of representations and warranties to be agreed.

Affirmative	Standard affirmative covenants, including but not limited to:
Covenants
(i)	delivery of quarterly unaudited and annual audited financial statements;

(ii)	delivery of information in respect to Bidco’s bid for OMI shares including changes to joint-bid-agreement and Bidco’s bid and the transaction/merger agreement;

(iii)	delivery of other information upon request;

(iv)	corporate existence and listing;

(v)	conduct of business;

(vi)	authorizations;

(vii)	tax compliance;

(viii)	arm’s length;

(ix)	books, accounts and records;

(x)	mergers (except for merger between Bidco and OMI);

(xi)	transaction documents and squeeze-out of OMI shareholders;

(xii)	protection of security interests (additional assurances);

(xiii)	pari passu; and

(xiv)	Bidco’s business, i.e., that Bidco is a single purpose company with no other activities than to own shares in OMI.

Negative Covenants	Standard negative covenants, including but not limited to:
(i)	no change of business; and

(ii)	no material adverse change to the joint-bid-agreement, the bid or the transaction/merger agreement.

Events of Default	Standard events of default, including but not limited to:
(i)	payment default;

(ii)	violation of financial and other covenants;

(iii)	incorrectness of representations and warranties;

(iv)	security jeopardized;

(v)	cross default to other agreements and indebtedness;

(vi)	bankruptcy, insolvency, etc.;

(vii)	arrest of assets; and

(viii)	material adverse change.

Assignments and Participations	Each Lender may assign all or a portion of its commitments under the Credit Facility, or sell participations therein, to another person or persons, provided that each such assignment shall be in a minimum amount of US$5,000,000 and shall be subject to certain conditions (including, without limitation, the approval of the Borrower, which approval shall not be unreasonably withheld).

Notwithstanding the above, it shall not be the Lenders’ intention to syndicate the Credit Facility.

Costs	Torm to pay all costs, charges and expenses (including fees to legal advisers) in connection with the preparation of this term sheet and the Credit Facility Documentation, the execution, enforcement or attempted enforcement thereof.

Lenders Counsel	Kromann Reumert.

Governing Law	Danish Law

Expiry Date	This offer will remain open for acceptance until the close of business on 17 April 2007 at which time the offer will be deemed to have expired by the Arrangers and Underwriters at their sole discretion. Upon acceptance of this offer, the above terms shall remain in force provided that the Credit Facility Documentation is signed within 14 days of the date of acceptance.

Copenhagen, 12 April 2007

Danske Bank A/S

Hamburg, 12 April 2007

HSH Nordbank AG

Accepted and agreed:

Copenhagen, 12 April 2007	A/S Dampskibsselskabet TORM

Schedule 1
     Drawing schedule

Bidco's ownership in OMI*	Availability
More than 50%	USD 350,000,000
More than 60%	USD 420,000,000
More than 70%	USD 490,000,000
More than 80%	USD 560,000,000
More than 90%	USD 630,000,000
100%	USD 700,000,000

*	if Torm owns less than 50% of the shares in Bidco, then the availability amounts shall be reduced pro-rata. It is assumed that Torm and Teekay participate in Bidco on the same pro rata basis as shareholders and providers of shareholders’’ loans.